Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

DELTEK, INC.

ARTICLE I

NAME

The name of the Corporation is Deltek, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred Five Million, One Hundred (205,000,100) shares, of which:

Two Hundred Million (200,000,000) shares, par value $0.001 per share, shall be shares of common stock (the “Common Stock”);

One Hundred (100) shares, par value $0.001 per share, shall be shares of Class A Common Stock (the “Class A Stock”); and

Five Million (5,000,000) shares, par value $0.001 per share, shall be shares of preferred stock (the “Preferred Stock”).

A. COMMON STOCK. Except as (i) otherwise required by law or (ii) expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

1. DIVIDENDS. Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

2. VOTING RIGHTS. At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including, without limitation, to vote on any certificate of designation (or any amendment thereto) relating to any series of Preferred Stock) that relates solely to the terms of the Class A Stock or one or more outstanding series of Preferred Stock if the holders of such stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including, without limitation, any certificate of designation relating to any series of Preferred Stock).

B. PREFERRED STOCK. The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding stock of the Corporation entitled to vote thereon, without the separate vote of the holders of the Preferred Stock as a class, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any series of Preferred Stock.

C. CLASS A STOCK.

(i) The rights, preferences and restrictions of the Class A Stock shall be determined and fixed as set forth in this Paragraph C.

(ii) Voting Rights.

(a) General. The holders of Class A Stock shall not be entitled to any voting rights except as hereinafter provided in this Paragraph C(ii) or as required by law or by this Certificate of Incorporation.

(b) Voting with Respect to Certain Matters. The Corporation shall not, without the prior consent or approval of the holders of Class A Stock, voting as a single class amend, alter, repeal, restate, or supplement this Certificate of Incorporation or the Corporation’s bylaws (in each case, whether by reclassification, merger, consolidation, reorganization or otherwise) in a manner which alters or changes, in any manner adverse to the holders of the Class A Stock, the powers, preferences, privileges or rights of the Class A Stock or which otherwise would adversely affect the powers, preferences, privileges or rights of the Class A Stock.

(c) Voting Rights for Directors. The holders of Class A Stock, voting separately as a class, shall be entitled to elect to the Board of Directors a total number of individuals equal to the product (rounded up to the nearest whole number) of (x) 51% and (y) the total number of members that comprise the Whole Board; provided, that

(1) at such time, if any, as the Common Stock then Beneficially Owned by the Holders constitutes less than 33 1/3% but at least 15% of the outstanding Common Stock of the Corporation, the number of directors the holders of Class A Stock shall have the right to elect under this Paragraph C(ii) shall be three; and provided, further, that

(2) at such time, if any as the Common Stock then Beneficially Owned by the Holders constitutes less than 15% but at least 5% of the outstanding Common Stock of the Corporation, the number of directors the holders of Class A Stock shall have the right to elect under this Paragraph C(ii) shall be two; and provided, further, that

(3) at such time, if any, as the Common Stock then Beneficially Owned by the Holders constitutes less than 5% of the outstanding Common Stock of the Corporation, so long as the Holders shall Beneficially Own any shares of Common Stock, the number of directors the holders of Class A Stock shall have the right to elect under this Paragraph C(ii) shall be one.

(d) Election Procedures.

(1) The right of the holders of Class A Stock to elect directors as described in this Paragraph C(ii) (including, without limitation, to fill any vacancy occurring in the office of any director elected pursuant to this Paragraph C(ii)) may be exercised either at a special meeting of the holders of Class A Stock, at any annual meeting of stockholders held for the purpose of electing directors, or by the written consent of holders of Class A Stock acting without a meeting pursuant to Section 228 of the DGCL. The term of office of any director elected by the holders of Class A Stock pursuant to this Paragraph C(ii) shall terminate upon the election of his successor or upon his earlier death, resignation or removal as provided in this Certificate of Incorporation.

(2) Notwithstanding anything contained in this Certificate of Incorporation or the bylaws of the Corporation, any director so elected pursuant to this Paragraph C(ii) may be removed without cause only by the holders of Class A Stock. The right of the holders of Class A Stock to remove directors without cause may be exercised at any special meeting of the holders of Class A Stock or by a written consent of the holders of Class A Stock acting without a meeting pursuant to Section 228 of the DGCL.

(3) In case of a vacancy occurring in the office of any director so elected pursuant to this Paragraph C(ii), for whatever reason, the holders of Class A Stock may elect a successor to hold office for the unexpired term of such director, or such vacancy may be filled by a majority of the other directors so elected pursuant to this Paragraph C(ii) then in office.

(4) All actions taken by the holders of Class A Stock under this Paragraph C(ii) shall be taken by the affirmative vote, or by written consent, of the holders of more than 50% of the issued and outstanding shares of Class A Stock.

(iii) Reacquired Shares. Any shares of Class A Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the DGCL.

(iv) Other Rights and Powers. Except as set forth herein, the shares of Class A Stock shall not have any relative, participating, optional or other special rights (including, without limitation, any rights to convert into Common Stock, liquidation preference or any rights to dividends) and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

(v) Definitions. For the purposes of this Paragraph C, the following definitions shall apply:

(a) “Beneficially Owned” shall mean beneficially owned as determined in accordance with Securities Exchange Act Rule 13d-3;

(b) “Holders” shall mean the Initial Holders and any Person to whom shares of Common Stock issued by the Corporation to the Initial Holders are transferred, other than a transfer in a public offering or in a sale in accordance with Securities Act Rule 144;

(c) “Initial Holders” shall mean New Mountain Partners, II, L.P., New Mountain Affiliated Investors II, L.P., and Allegheny New Mountain Partners, L.P;

(d) “Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind; and

(e) “Whole Board” shall have the meaning set forth in Article V of this Certificate of Incorporation.

ARTICLE V

BOARD OF DIRECTORS

A. MANAGEMENT. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Certificate of Incorporation directed or required to be exercised or done by the stockholders.

B. NUMBER OF DIRECTORS. Subject to the rights of the holders of Class A Stock or any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board; provided, however, that the number of directors shall not be less than three (3) nor more than fifteen (15). The term “Whole Board” at any time shall mean the total number of directors fixed at the time whether or not there exist any vacancies in previously-authorized directorships.

C. NEWLY-CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights of the holders of Class A Stock or any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall, unless otherwise required by law or resolution of the Board of Directors, be filled only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected or until his earlier death, resignation or removal as provided in this Certificate of Incorporation.

D. REMOVAL OF DIRECTORS. Subject to the rights of the holders of Class A Stock or any series of Preferred Stock then outstanding, any director may be removed, with or without cause, from office at any time, at a meeting called for that purpose, and only by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of Common Stock and the issued and outstanding shares of Preferred Stock, if any, entitled to vote generally with the Common Stock on all matters on which the holders of Common Stock are entitled to vote, voting together as a single class; provided, however, that any director elected by the holders of Class A Stock may only be removed without cause by the holders of more than 50% of the issued and outstanding shares of Class A Stock, voting as a separate class.

E. WRITTEN BALLOT NOT REQUIRED. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall otherwise provide.

F. BYLAWS. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. Any bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law, by this Certificate of Incorporation or by the bylaws, the affirmative vote of the holders of more than 50% of the voting power of the issued and outstanding shares of Common Stock and the issued and outstanding shares of Preferred Stock, if any, entitled to vote generally with the Common Stock on all matters on which the holders of Common Stock are entitled to vote, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the Corporation.

G. INITIAL BOARD OF DIRECTORS. Until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal, the initial Board of Directors shall be as follows:

Michael Ajouz	c/o Deltek, Inc. 13880 Dulles Corner Lane Herndon, VA 20171

Nanci E. Caldwell	c/o Deltek, Inc. 13880 Dulles Corner Lane Herndon, VA 20171

Kathleen DeLaski	c/o Deltek, Inc. 13880 Dulles Corner Lane Herndon, VA 20171

Joseph M. Kampf	c/o Deltek, Inc. 13880 Dulles Corner Lane Herndon, VA 20171

Steven B. Klinsky	c/o Deltek, Inc. 13880 Dulles Corner Lane Herndon, VA 20171

Albert A. Notini	c/o Deltek, Inc. 13880 Dulles Corner Lane Herndon, VA 20171

Kevin T. Parker	c/o Deltek, Inc. 13880 Dulles Corner Lane Herndon, VA 20171

Janet M. Perna	c/o Deltek, Inc. 13880 Dulles Corner Lane Herndon, VA 20171

Alok Singh	c/o Deltek, Inc. 13880 Dulles Corner Lane Herndon, VA 20171

ARTICLE VI

LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation, the bylaws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Certificate of Incorporation, the bylaws of the Corporation or otherwise, the affirmative vote of the holders of at least 80% of the voting power of the issued and outstanding shares of Common Stock and the issued and outstanding shares of Preferred Stock, if any, entitled to vote generally with the Common Stock on all matters on which the holders of Common Stock are entitled to vote, voting together as a class, shall be required to adopt any provision inconsistent with, or to amend or repeal any provision of, Articles VI, VII or VIII of this Certificate of Incorporation.

ARTICLE VIII

BUSINESS OPPORTUNITIES

A. Except as otherwise agreed in writing, to the fullest extent permitted by law, (i) no Sponsor Stockholder (or any of the officers, directors, employees, advisory board members, agents, stockholders, members, partners, affiliates and subsidiaries of any Sponsor Stockholder or any of its affiliates (collectively the “Sponsor Affiliates”)) shall have the duty (fiduciary or otherwise) or obligation, if any, to refrain from (a) engaging in the same or similar activities or lines of business as the Corporation, (b) doing business with any client, customer or vendor of the Corporation or (c) entering into and performing one or more agreements (or modifications or supplements to pre-existing agreements) with the Corporation, including, without limitation, in the case of any of clause (a), (b) or (c), any such matters as may be corporate opportunities, and (ii) no Sponsor Stockholder nor any Sponsor Affiliate shall be deemed to have breached any duties (fiduciary or otherwise), if any, to the Corporation or its stockholders by reason of any Sponsor Stockholder or any Sponsor Affiliate engaging in any such activity or entering into such transactions, including, without limitation, any corporate opportunities.

B. If any Sponsor Stockholder or Sponsor Affiliate acquires knowledge of a corporate opportunity or is utilizing any corporate opportunity, the Corporation shall have no interest in such corporate opportunity and no expectancy that such corporate opportunity be offered to it, any such interest or expectancy being hereby renounced, so that (i) such Sponsor Stockholder or Sponsor Affiliate shall, to the fullest extent permitted by law, have the right to hold and to utilize any such corporate opportunity for its own account (and for the account of its officers, directors, employees, advisory board members, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation)) or to direct, sell, assign or transfer such corporate opportunity to any person other than the Corporation and (ii) such Sponsor Stockholder or Sponsor Affiliate shall have no obligation to communicate or offer such corporate opportunity to the Corporation and shall not, to the fullest extent permitted by law, breach any duty (fiduciary or otherwise) to the Corporation or any of its stockholders or be liable to the Corporation or any of its stockholders for breach of any duty (fiduciary or otherwise) as a director, officer or stockholder of the Corporation by reason of the fact that any Sponsor

Stockholder or Sponsor Affiliate or acquires, utilizes, or seeks such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation or any of its stockholders; provided, however, that the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is offered to any director or officer of the Corporation (as defined in Securities Exchange Rule 16a-1(f)) who also is a Sponsor Affiliate if such opportunity is expressly offered to such person in his capacity as a director or officer of the Corporation (as defined in Securities Exchange Act Rule 16a-1(f)).

C. For purposes of this Article VIII, (i) the term “corporate opportunity” shall mean an investment, business opportunity or prospective economic or competitive advantage, including, without limitation, any matter (a) in which the Corporation could have an interest or expectancy, (b) which the Corporation is financially able to undertake, or with respect to which the Corporation would reasonably be able to obtain debt or equity financing, and (c) which is, from its nature, in the line or lines of the Corporation’s business or reasonable expansion thereof, (ii) the term “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, (iii) the term “person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind, and (iv) the term “Sponsor Stockholder” shall mean each of New Mountain Partners, II, L.P., New Mountain Affiliated Investors II, L.P., and Allegheny New Mountain Partners, L.P. and each of their respective affiliates (as defined in Securities Act Rule 405); provided, however, that for purposes of this definition of “Sponsor Stockholder,” none of the Sponsor Stockholders, on one hand, or the Corporation, on the other hand, shall be deemed to be an affiliate of one another.

D. Neither the alteration, amendment or repeal of this Article VIII nor the adoption of any provisions of this Certificate of Incorporation inconsistent with this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise prior to such alteration, amendment, repeal or adoption.

ARTICLE IX

ACTION BY WRITTEN CONSENT

If the Sponsor Stockholders beneficially own less than 33 1/3% of the outstanding shares of the Common Stock, and subject to the rights of the holders of Class A Stock or any series of Preferred Stock, then any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation shall be taken only upon the vote of the stockholders at an annual or special meeting duly called and shall not be effected by written consent of the stockholders. For purposes of this Article IX, the term “Sponsor Stockholders” shall be defined as New Mountain Partners, II, L.P., New Mountain Affiliated Investors II, L.P., and Alleghany New Mountain Partners, L.P. (together with any of their affiliates (as defined in Securities Act Rule 405)) and the term “beneficially own” shall mean “beneficially own” as determined in accordance with Securities Exchange Act Rule 13d-3.

ARTICLE X

INCORPORATOR

The name and mailing address of the Incorporator is as follows:

David R. Schwiesow

c/o Deltek, Inc.

13880 Dulles Corner Lane

Herndon, VA 20171

* * *

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, and, accordingly, have hereto set my hand this 3rd day of April, 2007.

/s/ David Schwiesow
Name:	David Schwiesow
Incorporator